UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – October 26, 2004
(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH                                        1-8796                                87-0407509

(State of other jurisdiction of            (Commission File No.)             (I.R.S. Employer

incorporation or organization)                                                          Identification No.)

#

P.O. Box 45433, 180 East 100 South Street, Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Item 7.   Financial Statements and Exhibits.

          (c)   Exhibits.

Exhibit No.

Exhibit

         99.1

Release issued October 26, 2004, by Questar Corporation.

Item 12.   Results of Operations and Financial Condition.

          On October 26, 2004, Questar Corporation issued a press release announcing its earnings for the quarter ended September 30, 2004.  A copy of this press release is furnished as Exhibit 99.1 and is incorporated by reference.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

October 26 2004

/s/S.E. Parks

S. E. Parks

Senior Vice President and

Chief Financial Officer

List of Exhibits:

Exhibit No.

Exhibit

        99.1

Release issued October 26, 2004 by Questar Corporation.

QUESTAR NET INCOME RISES 29% IN THIRD-QUARTER 2004

Natural gas-focused energy company raises earnings guidance for 2004; provides initial 2005 guidance of $3.25 to $3.45 per diluted share

SALT LAKE CITY — Questar Corp. (NYSE:STR) reported net income of $36.9 million, or $0.43 per diluted share, in the third quarter of 2004 – a 29% year-to-year increase driven by higher earnings from gas and oil exploration and production and gas-gathering activities. In the comparable 2003 period Questar earned $28.7 million, or $0.34 per diluted share.

Net income from the company’s exploration and production and other nonregulated businesses rose 36% to $37.2 million in third-quarter 2004 compared to $27.4 million in the year-earlier period, driven by a 10% increase in nonregulated production, higher realized gas and oil prices and increased gas-gathering volumes. Questar’s interstate natural gas transmission and storage business reported earnings of $8 million during the 2004 quarter, a 2% increase over a year earlier. The company’s retail gas-distribution utility, Questar Gas, incurred a seasonal $9.8 million loss during the 2004 quarter versus an $8.3 million loss in the prior-year period due to higher operating expenses.

“We’re capitalizing on strong fundamentals in our exploration and production business,” said Keith O. Rattie, Questar chairman, president and CEO. “Both our Rockies and Midcontinent E&P businesses continue to deliver solid growth with the drill bit.

 “We now expect 2004 Questar Exploration and Production (Questar E&P) production will exceed 102 billion cubic feet equivalent (bcfe). As a result of this, plus higher prices, we’re raising our 2004 earnings guidance to $2.55 to $2.65 per diluted share,” Rattie said. The company’s previous guidance of $2.45 to $2.60 per diluted share was based on forecast production of 101-102 bcfe and lower price levels than reflected in the current forward strip. Rattie reminded investors that the company’s earnings guidance assumes that natural gas and oil prices remain at or near the current forward strip and excludes one-time items. Because the company has hedged approximately 74% of Questar E&P’s forecast fourth-quarter 2004 production, a $0.10-per-thousand-cubic-feet (Mcf) change in natural gas prices over the remainder of the year will result in a $300,000 change in net income.

For the first nine months of 2004, Questar’s net income was $155.6 million, or $1.82 per diluted share, compared to $113.6 million, or $1.35 per share, in the prior-year period. Questar E&P production grew 12% to 75.8 bcfe versus 67.9 bcfe in the 2003 period, while realized natural gas prices rose 15% to $4.10 per Mcf. Questar’s net income for the first nine months of 2003 included a $14.5 million after-tax charge related to a gas-processing dispute. Of this amount, $11.9 million was for periods prior to 2003. In addition, the 2003-period results included a $5.6 million after-tax charge for the cumulative effect of implementing SFAS 143, Accounting for Asset Retirement Obligations.

There was an average of 85.5 million diluted common shares outstanding in the first nine months of 2004 compared to 84.0 million in the year-earlier period.

Company provides initial 2005 earnings guidance of $3.25 to $3.45 per diluted share

Rattie also provided initial 2005 earnings guidance of $3.25 to $3.45 per diluted share. The Questar chairman said the 2005 earnings estimate excludes one-time items and is based on forward gas and oil prices as of Oct. 25, 2004. Questar E&P estimates that 2005 natural gas and oil-equivalent production could range from 112 to 114 bcfe. This production guidance assumes a 30-well drilling program next year at the company’s Pinedale, Wyo., development project.

“There’s upside in our production forecast,” Rattie said. “If the BLM approves our request for year-round access at Pinedale, we plan to drill and complete 42 wells at Pinedale next year. At that pace, 2005 production could range from about 115 bcfe to about 117 bcfe. Assuming forward prices for unhedged volumes, a 42-well program at Pinedale could add about $7 million to 2005 net income, or about $0.08 per diluted share,” he said, “but the real impact of year-round access will occur in 2006 and beyond.” Rattie noted that a 42-well Pinedale drilling program would add an incremental 7 bcfe of production in 2006 versus the current 30-well plan.

THIRD-QUARTER 2004 – NONREGULATED ACTIVITIES

Earnings jump 36% on higher prices, solid growth in Midcontinent E&P business

Net income from Questar Market Resources (QMR) – a subsidiary that conducts gas and oil acquisition, exploration, development and production, gas gathering and processing, and marketing – increased 36% to $37.2 million in third-quarter 2004 versus $27.4 million a year earlier.

QMR subsidiary Questar E&P earned $24.8 million, $7.4 million more than the 2003 period, driven by a 10% increase in nonregulated production to 25.3 bcfe. Midcontinent production increased 18% to 9.5 bcfe versus 8 bcfe for the year-earlier quarter. Rockies production grew 5% to 15.8 bcfe compared to 15 bcfe in the 2003 quarter. A table at the end of this release details Questar E&P production.

The average realized price for natural gas was $4.07 per Mcf in third-quarter 2004, 14% higher than the $3.56 per Mcf in the year-earlier period. About 76% of third-quarter 2004 gas production was hedged at an average price of $3.99 per Mcf, net to the well. Net-to-the-well prices reflect adjustments for regional basis, gathering and processing and gas quality. Questar E&P hedges to lock in acceptable returns on invested capital and to reduce commodity-price risk. Hedging reduced natural gas revenues by $18.6 million in third-quarter 2004 and $51.9 million in the first nine months of the year. A table at the end of this release summarizes the company’s current hedges.

Questar E&P Pinedale production rose 34% to 5.1 bcfe compared to 3.8 bcfe in the 2003 quarter. QMR operated 88 Pinedale producing wells on Sept. 30, 2004 – 30 more than in the year-earlier quarter – and plans to complete 18 additional wells before year-end.

During the current quarter, the company received approval from the Wyoming Oil and Gas Conservation Commission for 20-acre spacing on its Pinedale acreage held at the end of 2003 (approximately 14,800 acres). With 20-acre spacing, QMR has up to 430 total well locations on its Pinedale leasehold, with approximately 324 remaining to be drilled after 2004.

During the third quarter, Questar E&P acquired new federal leases on 2,018 acres adjacent to its existing Pinedale acreage. This acreage may add up to 32 low-risk 20-acre drilling locations, with further upside depending on drilling results. Questar E&P has a 100% working interest in these new leases. Several groups have appealed issuance of these leases.

Drilling progress on the company’s previously announced deep exploratory well at Pinedale, the Stewart Point 15-29, continues to be slower than expected. QMR spudded the well in mid-July after a two-month delay due to sage grouse activity in the area. The company will likely suspend operations on the well in mid-November and resume in the spring with a new rig and drilling contractor.

Questar E&P’s Uinta Basin production declined 12% in the current quarter to 6.4 bcfe versus 7.2 bcfe in the 2003 period. However, third-quarter 2004 production was up almost 3% compared to average first-half 2004 production as continued development drilling overcame declines.

The company continues to evaluate deep potential below the Wasatch Formation in the Uinta Basin. During the quarter Questar E&P completed and turned to sales a 12,850-foot well targeting the Blackhawk and Mancos formations in the southwestern part of its core acreage in Section 28, T8S, R21E. Stabilized production was 4.3 million cubic feet equivalent (MMcfe) per day. Currently only the Blackhawk is flowing to sales, with the Mancos isolated below a composite bridge plug. Questar E&P has a 77.5% working interest in the well.

Questar E&P continues to evaluate the potential recovery of significant bypassed oil in the Green River Formation using horizontal drilling on its 100% working-interest Uinta Basin leasehold. During the quarter, the company completed two horizontal wells with average initial daily production of 150 barrels per well.

Since mid-2001, Questar E&P has added 28,380 gross (15,175 net) acres to its Uinta Basin leasehold, with a significant number of well locations. Questar E&P recently drilled and logged a 12,450-foot well at its recently acquired Flat Rock acreage 35 miles south of the company’s core producing area. Log analysis indicates pay in multiple formations. Completion operations are currently under way, and the company expects to turn the well to sales during the fourth quarter. Questar E&P has a 100% working interest in the well and has interest in 17,500 gross (4,730 net) acres in the Flat Rock area.

Production from Questar E&P’s Rockies legacy assets increased 8% to 4.3 bcfe in the current quarter versus 4 bcfe in the 2003 period. The company continues to add to its development inventory through leasehold acquisition. In the Wamsutter area of southwestern Wyoming, Questar E&P recently added 4,800 gross and 2,400 net acres and approximately 51 new locations to its low-risk development-drilling inventory. The target is the Almond and Mesaverde formations at depths of 10,000 feet. Gross recoverable reserves average 1 to 2 bcfe per well.

Midcontinent production rose 18% during the 2004 quarter to 9.5 bcfe compared to 8 bcfe for the 2003 period. Midcontinent growth was propelled by continued success with a coalbed-methane development project in eastern Oklahoma and infill-development drilling at the Elm Grove field in northwestern Louisiana.

Oil and natural-gas-liquids production – representing 14% of Questar E&P’s overall production – declined 3% to 571,000 barrels in third-quarter 2004. The average realized price was $31.83 per barrel compared to $22.69 in the year-earlier quarter. About 73% of third-quarter 2004 oil production was hedged at an average price of $30.99 per barrel. Oil hedging reduced revenues by $5.0 million in the third quarter and $9.6 million in the first nine months of 2004.

Questar E&P’s all-in pre-income-tax cost of production rose 8% to $2.51 per thousand cubic feet equivalent (Mcfe) in the third quarter from $2.32 per Mcfe in the prior-year period.

Increased production taxes – which result from higher sales prices – were a primary reason for the rise. Production taxes account for $0.10 of the total $0.19-per-Mcfe increase.

Wexpro – a QMR subsidiary that develops and produces cost-of-service reserves for Questar Gas – reported net income of $8.7 million in third-quarter 2004, a $0.9 million or 12% increase over the year-earlier period. Wexpro grew its investment base – upon which it earns a contractual unlevered return of approximately 19% after tax – about $4 million to $165.0 million in third-quarter 2004 compared to the 2003 period. Wexpro’s investment base includes capitalized investments, net of depreciation and deferred taxes, in successful gas and oil wells and associated production facilities. During the quarter, Wexpro-operated cost-of-service production was 9.3 bcfe, a decrease of 2% from the year earlier period.

Net income from QMR’s gas-gathering and processing services – conducted by subsidiary Questar Gas Management (QGM) – rose 60% to $4.8 million in third-quarter 2004. Gathering volumes grew 15% to 54.7 million decatherms in third-quarter 2004 compared with the 2003 period, driven primarily by expanding Pinedale production and new projects serving third parties in the Uinta Basin. QGM gas-processing margins (revenue from the sale of natural gas liquids less natural gas purchases and operating expenses) improved by $0.05 per gallon due to higher natural-gas-liquids sales prices during the quarter compared to a year ago.

THIRD-QUARTER 2004 – REGULATED BUSINESSES

Pipeline earnings stable; utility seasonal loss increases

Questar Pipeline (QPC) – which provides interstate gas-transmission and storage services – earned $8 million in third-quarter 2004, 2% higher than the year-earlier period.

A 7% increase in revenues was partially offset by higher operating costs.

During the quarter, QPC began construction on a 13-mile lateral to provide firm gas-transportation service under a 30-year contract to a natural-gas-fired electric-generation facility in central Utah. The project is expected to produce $800,000 of annual net income beginning in first-quarter 2005.

Questar Gas – which provides retail gas-distribution services in Utah and portions of Wyoming and Idaho – incurred a seasonal $9.8 million loss in the 2004 quarter versus an $8.3 million loss in the 2003 period. The increased loss was due to a 6% rise in operating and maintenance costs. The utility’s customer growth remained strong with a 3.1% year-to-year increase to 778,992 customers on Sept. 30, 2004.

RESULTS FROM FIRST NINE MONTHS – 2004

Questar Market Resources earnings for the first nine months of 2004 rose to $115.6 million, a 38% increase over the year-earlier period. Primary factors were Questar E&P’s 12% increase in production, higher realized natural gas, oil and natural-gas-liquids prices, a 51% rise in earnings from gas-gathering and processing services, and an 11% increase in Wexpro earnings.

Questar Pipeline reported net income of $23.4 million for the first nine months of 2004, 1% higher than the comparable 2003 period.

Questar Gas earned $12.5 million in the 2004 period versus $1 million a year earlier. During the 2003 period, the utility incurred a $14.5 million after-tax charge for a gas-processing dispute with the state of Utah. Of this amount, $11.9 million related to periods prior to 2003. On Aug. 31, 2004, the Utah Public Service Commission ordered Questar Gas to refund $29 million in gas-processing costs previously recovered in rates over the five-year period ending August 2004. The company continues to incur significant costs to ensure that gas flowing into Questar Gas remains safe. Questar Gas is seeking recovery of these ongoing costs.

Current Hedge Positions

Gas Hedges 2004	Bcf	Price (per Mcf) (net to well)
Rocky Mountains
4th qtr	11.0	$3.85
Midcontinent
4th qtr	6.1	$4.53
Total
4th qtr	17.1	$4.09
Gas Hedges 2005	Bcf	Price (per Mcf) (net to well)
Rocky Mountains
1st half	21.5	$4.48
2nd half	21.8	$4.48
Year	43.3	$4.48
Midcontinent
1st half	11.1	$4.96
2nd half	11.2	$4.96
Year	22.3	$4.96
Total
1st half	32.6	$4.64
2nd half	33.0	$4.64
Year	65.6	$4.64
Gas Hedges 2006	Bcf	Price (per Mcf) (net to well)
Rocky Mountains
1st half	10.5	$4.77
2nd half	10.7	$4.77
Year	21.2	$4.77
Midcontinent
1st half	1.7	$4.81
2nd half	1.7	$4.81
Year	3.4	$4.81
Total
1st half	12.2	$4.77
2nd half	12.4	$4.77
Year	24.6	$4.77
Gas Hedges 2007	Bcf	Price (per Mcf) (net to well)
Rocky Mountains
1st half	1.7	$5.08
2nd half	1.7	$5.08
Year	3.4	$5.08
Midcontinent
1st half	0.0	$0.00
2nd half	0.0	$0.00
Year	0.0	$0.00
Total
1st half	1.7	$5.08
2nd half	1.7	$5.08
Year	3.4	$5.08
Oil Hedges 2004	Mbbls	Price (per bbl) (net to well)
Rocky Mountains
4th qtr	276	$30.91
Midcontinent
4th qtr	92	$31.22
Total
4th qtr	368	$30.99
Oil Hedges 2005	Mbbls	Price (per bbl) (net to well)
Rocky Mountains
1st half	362	$33.41
2nd half	368	$33.41
Year	730	$33.41
Midcontinent
1st half	181	$34.70
2nd half	184	$34.70
Year	365	$34.70
Total
1st half	543	$33.84
2nd half	552	$33.84
Year	1,095	$33.84

Questar E&Y – Production by Region

	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(in bcfe)

Rocky Mountains
Pinedale Anticline	5.1	3.8	16.0	9.2
Uinta Basin	6.4	7.2	18.8	22.7
Rockies Legacy	4.3	4.0	13.5	12.4
Subtotal – Rocky Mountains	15.8	15.0	48.3	44.3
Midcontinent	9.5	8.0	27.5	23.6
Total – Nonregulated production	25.3	23.0	75.8	67.9

Questar E&P cost structure 3 months / 9 months

	3 Months Ending		9 Months Ending
	September 30,		September 30,
	2004	2003	2004	2003
	(per Mcfe)

Lease-operating expense	$0.52	$0.47	$0.51	$0.48
Production taxes	0.44	0.34	0.43	0.33
Lifting costs	0.96	0.81	0.94	0.81
Depreciation, depletion and amortization	1.04	0.99	1.01	0.95
General and administrative expense	0.29	0.29	0.30	0.28
Allocated-interest expense	0.22	0.23	0.21	0.24
Total	$2.51	$2.32	$2.46	$2.28

Questar is natural gas-focused energy company with $4.8 billion in enterprise value. Headquartered in Salt Lake City, Questar engages in gas and oil development and production; gas gathering, processing and marketing; interstate gas transmission and storage; and retail gas distribution.

Forward-looking Statements

This release contains certain forward-looking statements within the meaning of the federal securities laws. Such statements are based on management's current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended Dec. 31, 2002. Subject to the requirements of otherwise applicable law, the company cannot be expected to update the statements contained in this news release or take actions described herein or otherwise currently planned.

For more information, visit Questar's internet site at: www.questar.com.

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QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(in thousands, except per share amounts)
REVENUES
Market Resources	$ 255,264	$ 179,980	$ 733,678	$ 549,153
Questar Pipeline	18,345	17,777	54,227	55,417
Questar Gas	80,962	71,054	490,076	396,162
Corporate and other operations	5,654	4,692	15,375	13,244

TOTAL REVENUES	360,225	273,503	1,293,356	1,013,976

OPERATING EXPENSES
Cost of natural gas and other products sold	134,161	79,423	528,147	350,723
Operating and maintenance	74,322	66,307	229,168	208,355
Depreciation, depletion and amortization	52,566	47,536	160,243	141,172
Questar Gas rate-refund obligation	1,095	1,462	4,090	23,462
Exploration	1,346	961	3,699	3,174
Abandonment and impairment of gas,
oil and other properties	2,848	1,087	9,541	2,062
Production and other taxes	22,087	17,882	67,581	52,413

TOTAL OPERATING EXPENSES	288,425	214,658	1,002,469	781,361

OPERATING INCOME	71,800	58,845	290,887	232,615

Interest and other income	1,835	1,818	4,995	6,617
Earnings from unconsolidated affiliates	1,021	1,329	3,595	3,687
Minority interest		38	(270)	168
Debt expense	(16,753)	(17,306)	(51,324)	(53,734)

INCOME BEFORE INCOME TAXES
AND CUMULATIVE EFFECT	57,903	44,724	247,883	189,353
Income taxes	20,962	16,033	92,253	70,188

INCOME BEFORE CUMULATIVE EFFECT	36,941	28,691	155,630	119,165

Cumulative effect of accounting change
for asset retirement obligations, net of
income taxes of $3,331				(5,580)
NET INCOME	$ 36,941	$ 28,691	$ 155,630	$ 113,585

BASIC EARNINGS PER COMMON SHARE
Income before cumulative effect	$ 0.44	$ 0.35	$ 1.86	$ 1.45
Cumulative effect				(0.07)
Net income	$ 0.44	$ 0.35	$ 1.86	$ 1.38

DILUTED EARNINGS PER COMMON SHARE
Income before cumulative effect	$ 0.43	$ 0.34	$ 1.82	$ 1.42
Cumulative effect				(0.07)
Net income	$ 0.43	$ 0.34	$ 1.82	$ 1.35
Weighted average common shares outstanding
Used in basic calculation	83,864	82,896	83,627	82,600
Used in diluted calculation	85,882	84,398	85,496	84,043

Dividends per common share	$ 0.215	$ 0.205	$ 0.635	$ 0.575

QUESTAR CORPORATION
SELECTED FINANCIAL AND OPERATING RESULTS
(Unaudited)
	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(in thousands, except per share amounts)
FINANCIAL RESULTS

REVENUES FROM UNAFFILIATED CUSTOMERS
Market Resources	$ 255,264	$ 179,980	$ 733,678	$ 549,153
Questar Pipeline	18,345	17,777	54,227	55,417
Questar Gas	80,962	71,054	490,076	396,162
Corporate and other operations	5,654	4,692	15,375	13,244
	$ 360,225	$ 273,503	$ 1,293,356	$ 1,013,976

REVENUES FROM AFFILIATED COMPANIES
Market Resources	$ 29,333	$ 29,282	$ 97,780	$ 85,688
Questar Pipeline	22,083	20,104	66,170	59,750
Questar Gas	1,100	444	3,254	1,901
Corporate and other operations	3,005	7,442	14,611	22,691
	$ 55,521	$ 57,272	$ 181,815	$ 170,030

OPERATING INCOME (LOSS)
Market Resources	$ 64,431	$ 48,560	$ 199,666	$ 156,329
Questar Pipeline	18,406	18,346	53,744	53,921
Questar Gas	(12,451)	(9,820)	33,020	16,804
Corporate and other operations	1,414	1,759	4,457	5,561
	$ 71,800	$ 58,845	$ 290,887	$ 232,615

INCOME (LOSS) BEFORE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE
Market Resources	$ 37,211	$ 27,352	$ 115,629	$ 89,177
Questar Pipeline	8,036	7,857	23,381	23,252
Questar Gas	(9,775)	(8,259)	12,537	1,287
Corporate and other operations	1,469	1,741	4,083	5,449
	$ 36,941	$ 28,691	$ 155,630	$ 119,165

NET INCOME (LOSS)
Market Resources	$ 37,211	$ 27,352	$ 115,629	$ 84,064
Questar Pipeline	8,036	7,857	23,381	23,119
Questar Gas	(9,775)	(8,259)	12,537	953
Corporate and other operations	1,469	1,741	4,083	5,449
	$ 36,941	$ 28,691	$ 155,630	$ 113,585

EARNINGS PER COMMON SHARE - DILUTED
Income before accounting change	$ 0.43	$ 0.34	$ 1.82	$ 1.42
Net income	0.43	0.34	1.82	1.35

Weighted avg. diluted common shares	85,882	84,398	85,496	84,043

Dividends per common share	$ 0.215	$ 0.205	$ 0.635	$ 0.575

QUESTAR CORPORATION
SELECTED FINANCIAL AND OPERATING RESULTS
(Unaudited)
	3 Months Ended		9 Months Ended
	September 30,		September 30,
OPERATING STATISTICS	2004	2003	2004	2003
	(d = 10, M = 1,000)
MARKET RESOURCES
Nonregulated production volumes
Natural gas (MMcf)	21,831	19,524	65,546	57,585
Oil and natural gas liquids (Mbbl)	571	586	1,717	1,726
Total production (bcfe)	25.3	23.0	75.8	67.9
Average daily production (MMcfe)	275	250	277	249

Average commodity prices, net to the well
Average realized price (including hedges)
Natural gas (per Mcf)	$4.07	$3.56	$4.10	$3.58
Oil and natural gas liquids (per bbl)	$31.83	$22.69	$30.28	$23.28

Average sales price (excluding hedges)
Natural gas (per Mcf)	$4.92	$4.18	$4.89	$4.24
Oil and natural gas liquids (per bbl)	$40.55	$27.39	$35.89	$28.38

Wexpro net investment base (million)	$165.0	$161.2

Natural gas gathering volumes (Mdth)
For unaffiliated customers	32,767	28,807	99,225	85,164
For Questar Gas	8,915	8,103	27,821	29,202
For other affiliated customers	12,995	10,717	40,889	31,744
Total gathering	54,677	47,627	167,935	146,110
Gathering revenue (per dth)	$0.22	$0.20	$0.21	$0.20

Marketing volumes (Mdthe)	26,285	19,788	68,865	57,999

QUESTAR PIPELINE
Natural gas transportation volumes (Mdth)
For unaffiliated customers	60,128	68,557	169,112	195,953
For Questar Gas	14,825	13,412	87,293	79,132
For other affiliated customers	5,506	6,786	14,974	15,989
Total transportation	80,459	88,755	271,379	291,074
Transportation revenue (per dth)	$0.33	$0.28	$0.29	$0.26

QUESTAR GAS
Natural gas volumes (Mdth)
Residential and commercial sales	8,307	6,719	61,624	55,186
Industrial sales	1,883	1,710	6,908	7,138
Transportation for industrial customers	7,661	9,873	25,807	28,846
Total deliveries	17,851	18,302	94,339	91,170

Natural gas revenue (per dth)
Residential and commercial	$7.74	$8.46	$7.01	$6.31
Industrial sales	$5.33	$5.30	$5.42	$4.52
Transportation for industrial customers	$0.18	$0.19	$0.19	$0.19
Heating degree days
colder (warmer) than normal	26%	(9%)	7%	(9%)
Temperature-adjusted usage per
customer (dth)	9.5	9.1	76.0	78.4
Customers at September 30	778,992	755,543